Exhibit 4.3

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of August 21, 2020, is made by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“Sponsor”), HighPeak Energy, LP, a Delaware limited partnership (“HP I”), HighPeak Energy II, LP, a Delaware limited partnership (“HP II”), HighPeak Energy III, LP, a Delaware limited partnership (“HP III”), and Jack D. Hightower (“Hightower”). Sponsor, HP I, HP II, HP III and Hightower, including in each case their respective Affiliates and Permitted Transferees (each as defined herein), shall be referred to herein collectively as the “Principal Stockholder Group” and each individually as a “Principal Stockholder.” The Company, the Principal Stockholders and any other Stockholder may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Company has entered into a Business Combination Agreement, dated May 4, 2020 (as may be amended or supplemented from time to time, including as amended on June 12, 2020, July 1, 2020 and July 24, 2020, the “HPK Business Combination Agreement”), by and among the Company, Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“MergerSub”), and Pure Acquisition Corp., a Delaware corporation (“Pure”), on the one part, and HP I, HP II, HP III and HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HP I, HP II and HP III, the “Contributors”), on the other part, and, solely for the limited purposes specified therein, HighPeak Energy Management, LLC, a Delaware limited liability company, pursuant to which, among other things, (i) MergerSub will merge with and into Pure, with Pure continuing as the surviving corporation of such merger, (ii) each share of Class A Common Stock and Class B Common Stock of Pure that is issued and outstanding immediately prior to the merger (other than Class A Common Stock of Pure to be redeemed and certain shares of Class B Common Stock of Pure that are to be surrendered for cancellation by Sponsor) will be converted into the right to receive (A) one share of Common Stock (as defined herein) of the Company (and cash in lieu of fractional shares, if any) and (B) solely with respect to each share of Class A Common Stock of Pure, such other applicable Merger Consideration (as defined in the HPK Business Combination Agreement), if any, including cash, CVRs (as defined in the HPK Business Combination Agreement) and warrants to purchase Common Stock of the Company, as is provided for in the HPK Business Combination Agreement, (iii) the Company will be required to be assigned, and to assume, Pure’s rights and obligations under the Warrant Agreement, dated April 12, 2018, between Pure and Continental Stock Transfer & Trust Company, as warrant agent and (iv) the Contributors will contribute HPK Energy, LP, a Delaware limited partnership (“HPK”), to the Company on the terms and subject to the conditions set forth therein (the “HPK Business Combination”); and

WHEREAS, pursuant to Section 3.4 of the HPK Business Combination Agreement, this Agreement is required to be executed and delivered at the closing of the HPK Business Combination (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Stockholder shall be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the preamble.

“beneficial ownership,” including the correlative term “beneficially own,” shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Board” shall mean the board of directors of the Company.

“Board Observer” shall have the meaning set forth in Section 3.1(k).

“Closing” shall have the meaning set forth in the Recitals.

“Closing Date” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Common Stock” shall have the meaning set forth in the First Amended Charter.

“Company” shall have the meaning set forth in the preamble.

“Company Charter” shall mean that Certificate of Incorporation of the Company, dated as of October 29, 2019, as subsequently amended, including pursuant to the First Amended Charter.

“Confidential Information” shall have the meaning set forth in Section 3.4.

“Contributors” shall have the meaning set forth in the Recitals.

“Designated Director” shall mean any director designated for nomination by the Principal Stockholder Group.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder.

“First Amended Charter” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Governmental Entity” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hightower” shall have the meaning set forth in the Preamble.

“HP I” shall have the meaning set forth in the Preamble.

“HP II” shall have the meaning set forth in the Preamble.

“HP III” shall have the meaning set forth in the Preamble.

“HPK” shall have the meaning set forth in the Recitals.

“HPK Business Combination” shall have the meaning set forth in the Recitals.

“HPK Business Combination Agreement” shall have the meaning set forth in the Recitals.

“HPK GP” shall have the meaning set forth in the Recitals.

“Indemnity Agreement” shall mean an Indemnity Agreement in the form attached as Exhibit 10.2 to the Company’s Registration Statement on Form S-4 as originally filed on December 2, 2019, as the same may be amended or supplemented from time to time, including as amended to be a Form S-4/S-1.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Entity.

“MergerSub” shall have the meaning set forth in the Recitals.

“Nasdaq” shall mean the Nasdaq Global Market or any stock exchange on which the Common Stock is traded following the date of this Agreement.

“Nasdaq Rules” shall mean the rules and regulations of the Nasdaq.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including voting or providing a written consent or proxy with respect to the shares of Common Stock, causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, executing agreements and instruments, and making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board.

“Original Shares” shall mean the total shares of Common Stock issued and outstanding immediately following the Closing.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Transferee” shall mean, with respect to any Person, the direct or indirect partners, members, equity holders or other Affiliates of such Person, or any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person; provided, however, that in no event may any Principal Stockholder as of the date of this Agreement be permitted to Transfer any or all of its shares of Common Stock by means of a distribution of such shares to its direct or indirect partners, members or equityholders for a period of 180 days following the Closing Date without the consent of the Company, and in no event may any such partner, member or equityholder that receives any such shares of Common Stock in such a distribution in violation of this proviso be a Permitted Transferee.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.

“Principal Stockholder” or “Principal Stockholders” shall have the meaning set forth in the Preamble.

“Principal Stockholder Group” shall have the meaning set forth in the Preamble.

“Proxy Statement” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Pure” shall have the meaning set forth in the Recitals.

“Registration Rights Agreement” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Representatives” shall mean, with respect to any Person, any of such Person’s officers, directors, managers, members, general partners, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, and any rules and regulations promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder.

“Sponsor” shall have the meaning set forth in the Preamble.

“Stockholder” shall mean any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, of which the specified Person controls the management, or in the case of a partnership, of which the specified Person is a general partner.

“Transfer” shall mean the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.

“Unaffiliated Director” shall mean a director that is independent for purposes of the Audit Committee of the Board under the Nasdaq Rules, the Exchange Act and SOX.

“voting securities” means one or more shares of capital stock the holder(s) of which are entitled to vote such shares generally in the election of the Company’s directors.

Section 1.2     Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.

Article II
REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 2.1     Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. With respect to each Party that is an entity under applicable state law, such Party is duly organized and validly existing under the Laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action of such Party, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Section 2.2     Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) with respect to each Party that is an entity under applicable state law, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.

Section 2.3     Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Article III
GOVERNANCE

Section 3.1     Board.

(a)     Composition of the Board. The Stockholders and the Company shall take all Necessary Action to cause the Board to be comprised at the Closing of seven directors, (i) four of whom shall be individuals who were initially designated by the Principal Stockholder Group before the mailing of the Proxy Statement and thereafter shall be designated pursuant to Section 3.1(b) of this Agreement (each, a “Designated Director”), and (ii) three of whom shall be Unaffiliated Directors who were initially designated pursuant to the HPK Business Combination Agreement and thereafter shall be designated pursuant to Section 3.1(d) of this Agreement.

(b)     Principal Stockholder Group Representation. For so long as (i) the Principal Stockholder Group collectively beneficially owns not less than the percentage of the Original Shares shown below and (ii) the total number of Original Shares constitutes not less than the percentage of the then-outstanding total voting securities of the Company shown below, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Principal Stockholder Group that, if elected, will result in the Principal Stockholder Group having the number of directors serving on the Board that is shown below. Such nominees shall not be required to be an “independent director” under the Nasdaq Rules unless otherwise indicated.

Percent of Original Shares Beneficially Owned	Percent of Then-Outstanding Company Voting Securities Represented by Original Shares	Number of Designated Directors
35% or greater	30% or greater	Up to 4 (one of whom must be an independent under the Nasdaq Rules if the Principal Stockholder Group beneficially owns 50% or less of the Company’s total outstanding voting securities)
25% to but not including 35%	25% or greater	Up to 3
15% to but not including 25%	15% or greater	Up to 2
5% to but not including 15%	7.5% or greater	1
Below 5%		0

(c)     Director Classes. At any time the members of the Board are allocated among separate classes of directors, (i) the Designated Directors shall be evenly distributed in different classes of directors to the extent practicable and (ii) after taking into account the immediately preceding clause (i), the Principal Stockholder Group shall be permitted to designate the class or classes to which each Designated Director shall be allocated.

(d)     Unaffiliated Directors. Following the closing of the HPK Business Combination, except as set forth in Section 3.1(b), the nomination of directors (including Unaffiliated Directors) at annual meetings will be the responsibility of the Nominating and Governance Committee, if then existing, and if no such Nominating and Governance Committee then exists, will be the responsibility of the Board.

(e)     Decrease in Designated Directors. Upon any decrease in the number of Designated Directors that the Principal Stockholder Group is entitled to designate for nomination to the Board, the Principal Stockholders shall take all Necessary Action to cause the appropriate number of Designated Directors to offer to tender their resignation (and, if such decrease is to zero, to cause any Board Observer to waive its rights), effective as of the Company’s next annual meeting. For the avoidance of doubt, any Designated Director resigning (and, if applicable, any Board Observer waiving its rights) pursuant to this Section 3.1(e) shall be permitted to continue serving as a Designated Director (or Board Observer, as applicable) until the Company’s next annual meeting; provided, however, that if the reason for the decrease in the number of Designated Directors that the Principal Stockholder Group is entitled to designate for nomination to the Board includes the fact that the Principal Stockholder Group has ceased to beneficially own more than fifty percent (50%) of the Company’s then-outstanding voting securities and none of the four (4) Designated Directors of the Principal Stockholder Group is independent under the Nasdaq Rules, then the Principal Stockholders shall take all Necessary Action to cause one (1) of the four (4) Designated Directors to resign immediately and the vacancy resulting from such resignation shall be filled by a person that is independent under the Nasdaq Rules and is designated by either the Principal Stockholder Group if it then still has the right to designate four (4) Designated Directors or by the Company’s Nominating and Governance Committee or the Board, as the case may be, in accordance with Section 3.1(d).

(f)     Removal; Vacancies. Except as provided in Section 3.1(e), and subject to the Company Charter, the Principal Stockholder Group shall have the exclusive right to remove its Designated Directors (and, if applicable, any Board Observer) from the Board (including any committees thereof), and the Company and the Principal Stockholders shall take all Necessary Action to cause the removal of any such designee at the request of the Principal Stockholder Group and subject to the limitations on the rights of the Principal Stockholder Group pursuant to Section 3.1(b) and the proviso in Section 3.1(e), the Principal Stockholder Group shall have the exclusive right to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation (including from any committees thereof) of a Designated Director (or, if applicable, of a Board Observer), and the Company and the Principal Stockholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors (or, if applicable, Board Observers) designated by the Principal Stockholder Group as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, the Principal Stockholder Group shall not have the right to designate a replacement director (or, if applicable, a Board Observer), and the Company and the Principal Stockholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors (or, if applicable, Board Observers) designated by the Principal Stockholder Group in excess of the number of Designated Directors (or, if applicable, Board Observers) that the Principal Stockholder Group is then entitled to designate for membership on the Board pursuant to this Agreement.

(g)     Forced Resignation. Each Principal Stockholder shall take all Necessary Action to cause any of its Designated Directors to resign promptly from the Board (or, if applicable, Board Observers to waive their rights) if such Designated Director (or, if applicable, Board Observer), as determined by the Board in good faith after consultation with outside legal counsel, is prohibited or disqualified from serving as a director (or, if applicable, Board Observer) of the Company under any rule or regulation of the SEC, the Nasdaq, or by applicable Law, has engaged in acts or omissions constituting a breach of the Designated Director’s fiduciary duties to the Company and its stockholders, has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law, has engaged in any transaction involving the Company from which the Designated Director (or, if applicable, Board Observer) derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction or is convicted of or pleaded nolo contendere to any felony involving dishonesty or moral turpitude; provided, however, that, subject to the limitations set forth in Section 3.1(a), 3.1(b) or 3.1(e), the Principal Stockholder Group shall have the right to replace such resigning Designated Director (or, if applicable, Board Observer) with a new Designated Director (or, if applicable, Board Observer), such newly named Designated Director (or, if applicable, Board Observer) to be appointed promptly to the Board (or, if applicable, as a Board Observer) in place of the resigning Designated Director (or, if applicable, Board Observer) in the manner set forth herein or in the Company’s governing documents for filling vacancies on the Board and in Section 3.1(f). Nothing in this paragraph (g) shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Designated Director (or, if applicable, Board Observer), whether during or after such person’s service on the Board (or, if applicable, as a Board Observer).

(h)     Size of Board. The Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed seven directors; provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable Laws or the Nasdaq Rules. In the event the size of the Board is increased or decreased at any time to other than seven directors, the Principal Stockholder Group’s designation rights under this Section 3.1 shall be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

(i)     Committees. Subject to applicable Laws and the Nasdaq Rules, the Principal Stockholder Group shall have the right to have a representative appointed to serve on each committee of the Board (other than the Company’s audit committee) for which any such representative is eligible pursuant to applicable Laws and the Nasdaq Rules so long as the Principal Stockholder Group owns a number of shares of Common Stock equal to not less than (i) 20% of the Original Shares and (ii) 7.5% of the then-outstanding voting securities of the Company.

(j)     Expenses. The Company shall reimburse any Principal Stockholder for any reasonable out-of-pocket expenses incurred as a result of any Necessary Action required to be taken under the foregoing provisions of Section 3.1, provided that a Principal Stockholder requesting any such reimbursement shall include with such request supporting documentation therefor.

(k)     Board Observer. For so long so the Principal Stockholder Group has the right to designate one or more individuals for nomination to the Board, the Principal Stockholder Group shall also have the right to designate from time to time one person (the “Board Observer”) to (i) receive notice of, and any other materials relating to, each meeting of the Board and each meeting of each committee of the Board substantially concurrently with the provision thereof to the members of the Board or such committee, as applicable, and (ii) attend and participate as an observer in each meeting of the Board and meeting of each committee of the Board; provided that such Board Observer is permitted by applicable Law and provided further that such Board Observer agrees to maintain the confidentiality of all information and proceedings of the Board to the same extent, and subject to the same exceptions, as provided in Section 3.4 in relation to Stockholders and Confidential Information and, if reasonably requested by the Company, to enter into a reasonable and customary confidentiality agreement. For the avoidance of doubt, the Board Observer shall not be a member of the Board or any committee of the Board, shall not have any right to vote at any meeting of the Board or any committee of the Board, shall not have any fiduciary duties to the Company or its stockholders as a result of his or her capacity or service as an observer as contemplated hereby. Notwithstanding any rights granted or provided to the Board Observer hereunder, (i) the Company reserves the right to exclude any Board Observer from access to any material or meeting or portion thereof if the Board reasonably determines, acting in good faith and on the advice of counsel, that such access would prevent the members of the Board from engaging in attorney-client privileged communication, and (ii) the Board Observer must notify the Board of any other conflicts of interest between the Board Observer or its Affiliates and the Company, and if such conflict of interest or the matters underlying such conflict of interest are to be discussed at a meeting of the Board, the Board reserves the right to exclude the Board Observer from access to any material or meeting or portion thereof, in each case to extent related to such conflict of interest or matters underlying such conflict of interest, and the Board Observer shall recuse himself from any discussions regarding the conflict of interest.

Section 3.2     Voting Agreement. Each of the Company and the Stockholders agrees not to take any actions that would interfere with the intention of the Parties with respect to the composition of the Board as herein stated. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated or nominated in accordance with this Article III and to otherwise effect the intent of this Article III. Each Stockholder agrees not to take action to remove each other’s or the director nominees of the Nominating and Governance Committee or the Board, as applicable, from office. Except as set forth in Section 3.1(b) or the proviso of Section 3.1(e), each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals recommended by the Nominating and Governance Committee or the Board, as applicable (to the extent those individuals are recommended in a manner consistent with the terms hereof).

Section 3.3     Restrictions on Transferability.

(a)     Subject to any separate restrictions on Transfer applicable to any shares of Common Stock held by the Principal Stockholders, and other than as set forth in this Section 3.3, no Principal Stockholder may Transfer any or all of its shares of Common Stock for a period of 180 days following the Closing Date without the prior written consent of the Company.

(b)     Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) may be bound (including the Registration Rights Agreement), and notwithstanding the restrictions set forth in Section 3.3(a), each Principal Stockholder shall be permitted to Transfer shares of Common Stock (i) at any time after 180 days following the Closing Date to any party, provided such Transfer is made in compliance with applicable securities laws, and further provided, that, if such Principal Stockholder wishes to Transfer shares of Common Stock to a Permitted Transferee of such Principal Stockholder and also assign its rights under this Agreement to such Permitted Transferee, then in connection with such Transfer, such Principal Stockholder must provide notice of such transfer to the Company and such Permitted Transferee must agree to become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto, and then such Transferee will be treated as a Principal Stockholder, with the same rights and obligations as its Transferring Stockholder for all purposes of this Agreement, and (ii) to the Company or its Subsidiaries.

(c)     Any attempted transaction in violation of this Section 3.3 shall be null and void ab initio.

Section 3.4     Sharing of Information. Each Stockholder recognizes that it, or its Affiliates and Representatives, has acquired or will acquire confidential, non-public information (“Confidential Information”) about the Company and its Subsidiaries the use disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company that it will not (and will cause its respective Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless such information becomes known to the public through no fault of such Stockholder, disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity, provided that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, such information does not relate to the assets, business or liabilities that were contributed or sold to the Company at the Closing and was available or becomes available to such Stockholder before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or such information was independently developed by the Stockholder or its representatives without the use of the Confidential Information. Notwithstanding anything herein to the contrary, to the extent permitted by antitrust, competition or any other applicable Law, nothing in this Agreement shall prohibit a Stockholder from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Stockholder; provided, that such Stockholder shall be responsible for any breach of this Section 3.4 by any such person.

Section 3.5     Reimbursement of Expenses. The Company shall reimburse the Company’s directors (including Designated Directors) and, if applicable, any Board Observer for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 3.6     Indemnity Agreements. Simultaneously with any person becoming a Designated Director, the Company shall execute and deliver to each such Designated Director an Indemnity Agreement dated the date such Designated Director becomes a director of the Company.

Article IV
GENERAL PROVISIONS

Section 4.1     Assignment; Benefit. The rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties except as provided in Section 3.3. Any such assignee (other than a Permitted Transferee with respect to an assignment by such Permitted Transferee in accordance with Section 3.3(b)) may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Designated Directors under Section 3.6 and any Board Observer.

Section 4.2     Freedom to Pursue Opportunities. Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) or any Designated Director (or, if applicable, any Board Observer) may be bound, the Parties expressly acknowledge and agree that: (i) each Stockholder and Designated Director (and, if applicable, any Board Observer) (and each Affiliate thereof) has the right to, and shall have no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of their Subsidiaries, or (y) directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries; and (ii) in the event that a Stockholder or Designated Director (or, if applicable, any Board Observer) (or any Affiliate thereof) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries and such Stockholder or any other Person, neither such Stockholder nor such Designated Director (nor, if applicable, any Board Observer) (and any such Affiliate) shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of their Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its Subsidiaries or their respective Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Stockholder or Designated Director (or, if applicable, any Board Observer) (or such Affiliate thereof), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its Subsidiaries.

Section 4.3     Termination. This Agreement shall terminate automatically (without any action by any Party) (i) as to each Stockholder at such time as the Principal Stockholder Group no longer has the right to designate an individual for nomination to the Board under this Agreement and (ii) as to any individual Stockholder at such time as such Stockholder ceases to own any of the Original Shares; provided, that the provisions in Section 3.3 and this Article IV shall survive any such termination.

Section 4.4     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 4.5     Entire Agreement; Amendment.

(a)     This Agreement sets forth the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Stockholders. Except as set forth above, there are no other agreements with respect to the governance of the Company between any Stockholders or any of their Affiliates.

(b)     No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.6     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 4.7     Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

if to any Principal Stockholder, to:

HighPeak Pure Acquisition, LLC
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Ryan Hightower
Email: rhightower@highpeakenergy.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Sarah K. Morgan
Email: smorgan@velaw.com

if to the Company to:

HighPeak Energy, Inc.
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Steven W. Tholen
Email: stholen@highpeakenergy.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary
Email: moleary@HuntonAK.com

Section 4.8     Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 4.9     Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 4.10     Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 4.10 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 4.11     Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 4.12     Subsequent Acquisition of Shares. Any Common Stock of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

HIGHPEAK ENERGY, INC.

By:	/s/ Steven W. Tholen
Name:	Steven W. Tholen
Title:	Chief Financial Officer

PRINCIPAL STOCKHOLDERS:

HIGHPEAK PURE ACQUISITION, LLC

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	President & CEO

HIGHPEAK ENERGY, LP

By:	HighPeak Energy GP, LLC
Its:	General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

Signature Page to

Stockholders’ Agreement

HIGHPEAK ENERGY II, LP

By:	HighPeak Energy GP II, LLC
Its:	General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

HIGHPEAK ENERGY III, LP

By:	HighPeak Energy GP III, LLC
Its:	General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

/s/ Jack Hightower
Jack Hightower

Signature Page to

Stockholders’ Agreement